Exhibit 10.4

Revision to the SECOND AMENDED AND RESTATED

TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT

This Revision to the SECOND AMENDED AND RESTATED TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT is entered into as of June 30, 2016, by and between NEXTELLIGENCE, INC., a Delaware corporation (“Nextelligence”), and FREECAST, INC., a Florida corporation (the “Company”).

Each of the parties agrees as follows:

Payments

Payments to Nextelligence.

Effective with the Close of Business on June 30, 2016, all payments to Nextelligence pursuant to the Second Amended and Restated Technology License and Development Agreement entered into as of July 31, 2014, shall be terminated.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first written above.

NEXTELLIGENCE, INC.		FREECAST, INC.

By:	/s/ William A. Mobley, Jr.	By:	/s/ Christopher M. Savine
	William A. Mobley, Jr.		Christopher M. Savine
	Chairman of the Board and		Chief Financial Officer
Chief Executive Officer